UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

December 30, 2008

DiamondRock Hospitality Company

(Exact name of registrant as specified in charter)

Maryland	001-32514	20-1180098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6903 Rockledge Drive, Suite 800
Bethesda,  MD 20817
(Address of Principal Executive Offices) (Zip Code)

(240) 744-1150
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 30, 2008, DiamondRock Hospitality Company (“DiamondRock”) amended (the “Amendment”) all of its outstanding Dividend Equivalent Right Awards between DiamondRock and its five most senior executive officers.  These Amendments shortened the life of the existing Dividend Equivalent Rights from 10 years from the grant date to 8 years from the grant date and it eliminated the provision that required the awards to terminate, in whole or in part, upon the exercise of the Stock Appreciation Rights that were issued simultaneously with the Dividend Equivalent Rights.

Recently an official with the Internal Revenue Service stated that a Dividend Equivalent Right which terminates upon the exercise of an option or a stock appreciation right should be characterized as deferred compensation and subject to the provisions of Section 409A of the Internal Revenue Code.  The Compensation Committee of DiamondRock’s Board of Directors was advised of this risk and it concluded that it was appropriate to amend the existing Dividend Equivalent Rights to delink the termination of the Dividend Equivalent Right from the exercise of the Stock Appreciation Right and, in order to prevent any accidental windfall to the executives, to shorten the life of the awards.

DiamondRock does not expect to record any significant expense or gain related to the Amendment.

The foregoing description of the Amendment is qualified in its entirety by the full terms and conditions of the Amendment which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01.  Financial Statements and Exhibits

(d) Exhibits

See Index to Exhibits attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMONDROCK HOSPITALITY COMPANY

Date: December 30, 2008	By:	/s/ Michael D. Schecter
Michael D. Schecter
Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Amendment No. 1 to Dividend Equivalent Rights Agreement under the DiamondRock Hospitality Company 2004 Stock Option and Incentive Plan